UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 11, 2021

Blend Labs, Inc.
(Exact name of Registrant, as specified in its charter)

Delaware	001-40599	45-5211045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
415 Kearny Street
San Francisco, California 94108
(Address of principal executive offices, including zip code)
(650) 550-4810
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	BLND	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of the chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of the chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of New Director
On December 11, 2021, the Board of Directors (the “Board”) of Blend Labs, Inc. (the “Company”) appointed Ciara Burnham to serve as a member of the Board. Ms. Burnham was also appointed to serve as a member of the Audit Committee of the Board and the Compensation Committee of the Board.
Ms. Burnham, 54, has served as an advisor to Athena Technology Acquisition Corp., a special purpose acquisition company, since March 2021. Ms. Burnham previously served as a senior advisor, partner and member of the management committee of QED Investors, a venture capital firm, from January 2019 to December 2020, and in various positions at Evercore, an investment banking company, from 1997 to January 2019, including as Senior Managing Director and Chief Executive Officer of Evercore Trust Company, N.A. Ms. Burnham has served as a member of the board of directors of AppHarvest, a sustainable food company, since April 2021. Ms. Burnham received an A.B. from Princeton University and an M.B.A from the Columbia Business School.
In connection with her appointment to the Board, the Company and Ms. Burnham entered into an offer letter (the “Offer Letter”), dated as of December 7, 2021. Pursuant to the terms of the Offer Letter, Ms. Burnham will receive a pro-rated portion of the annual cash retainer under the Company’s Outside Director Compensation Policy (the “Policy”), with such pro-rated amount equal to the annual cash retainer under the Policy multiplied by a fraction, with a numerator equal to the number of calendar months remaining in the calendar year in which Ms. Burnham first became an Outside Director (as defined in the Policy) (with the month Ms. Burnham first became an Outside Director counted as a remaining calendar month) and a denominator equal to 12, which amount is $33,333 for services performed as an Outside Director for December 2021. Additionally, in accordance with the Policy, starting on January 1, 2022, Ms. Burnham is eligible to participate in the Company’s standard compensation arrangements for Outside Directors. Under the terms of such arrangements, Ms. Burnham is eligible to receive an annual cash retainer for her service on the Board. Ms. Burnham may elect to convert all or a portion of the annual cash retainer into a number of stock options to purchase shares of the Company’s Class A common stock equal to (i) 1/12th of the dollar value of the annual cash retainer that she elects to forego divided by (ii) the dollar value on the grant date of the stock options. The exercise price per share of each stock option would equal 100% of the fair market value of a share of the Company’s Class A common stock on the option grant date. The stock option would be fully vested on the date of grant. A copy of the Outside Director Compensation Policy has been filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-257223), filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2021.
In accordance with the Company’s customary practice, the Company has entered into its standard form of indemnification agreement with Ms. Burnham, the form of which has been filed as Exhibit 10.1 to the amendment to the Registration Statement on Form S-1 (File No. 333-257223), filed with the SEC on July 6, 2021.
Ms. Burnham has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
There are no family relationships, as defined in Item 401 of Regulation S-K promulgated under the Exchange Act, between Ms. Burnham and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There are also no arrangements or understandings between Ms. Burnham and any other persons pursuant to which Ms. Burnham was appointed a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blend Labs, Inc.
Date: December 15, 2021
	By:	/s/ Nima Ghamsari
	Name:	Nima Ghamsari
	Title:	Head of Blend (Principal Executive Officer)